EXHIBIT 11.0
(Page 1 of 2)

MATTEL, INC. AND SUBSIDIARIES

COMPUTATION OF INCOME (LOSS) PER COMMON AND
COMMON EQUIVALENT SHARE

(In thousands, except per share amounts)

	For the Three Months Ended

	March 31, 2003	March 31, 2002

	(Unaudited)
BASIC
Income (loss) before cumulative effect of change in accounting principles	$32,843	$(3,951)
Cumulative effect of change in accounting principles, net of tax	—	(252,194)

Net income (loss)	$32,843	$(256,145)

Applicable Shares for Computation of Income (Loss) Per Share:
Weighted average common shares outstanding	438,265	432,640

Basic Income (Loss) Per Common Share:
Income (loss) before cumulative effect of change in accounting principles	$0.07	$(0.01)
Cumulative effect of change in accounting principles	—	(0.58)

Net income (loss) per common share	$0.07	$(0.59)

EXHIBIT 11.0
(Page 2 of 2)

MATTEL, INC. AND SUBSIDIARIES

COMPUTATION OF INCOME (LOSS) PER COMMON AND
COMMON EQUIVALENT SHARE

(In thousands, except per share amounts)

	For the Three Months Ended

	March 31, 2003	March 31, 2002

	(Unaudited)
DILUTED
Income (loss) before cumulative effect of change in accounting principles	$32,843	$(3,951)
Cumulative effect of change in accounting principles, net of tax	—	(252,194)

Net income (loss)	$32,843	$(256,145)

Applicable Shares for Computation of Income (Loss) Per Share:
Weighted average common shares outstanding	438,265	432,640
Weighted average common equivalent shares arising from:
Dilutive stock options	5,669	—

Weighted average number of common and common equivalent shares	443,934	432,640

Diluted Income (Loss) Per Common Share:
Income (loss) before cumulative effect of change in accounting principles	$0.07	$(0.01)
Cumulative effect of change in accounting principles	—	(0.58)

Net income (loss) per common share	$0.07	$(0.59)